Exhibit 16.1

December 13, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated November 25, 2019, of Saleen Automotive, Inc. and are in agreement with the statements concerning our Firm contained in the first, second, third, and fourth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Weinberg & Company, P.A.